EX-99.11(a)

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
(215) 564-8000

Direct Dial: (215) 564-8198

April 6, 2009

UMB Scout Funds
1010 Grand Boulevard
Kansas City, Missouri 64106
Attn: Constance E. Martin

Dear Sir or Madam:

     We have acted as counsel for UMB Scout Funds, a Delaware statutory trust (the “Company”), in connection with the proposed acquisition by the UMB Scout TrendStar Small Cap Fund series of the Company (the “Acquiring Fund”) of the assets and liabilities of the TrendStar Small-Cap Fund, which is a series of TrendStar Investment Trust, a Delaware statutory trust, in exchange for shares of the Acquiring Fund. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

     This opinion relates to shares of beneficial interest of the Acquiring Fund to be issued in the Reorganization (the “Shares”), and is furnished in connection with the filing of the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended, with respect to the Reorganization (the “Registration Statement”) with the U.S. Securities and Exchange Commission.

     In rendering the opinion hereinafter set forth, we have reviewed the Registration Statement, the Company’s Agreement and Declaration of Trust (as amended), By-laws (as amended) and resolutions adopted by the Company’s Board of Trustees in connection with the Reorganization, as well as such other legal and factual matters as we have deemed appropriate, and we have assumed that: (i) the Shares of the Acquiring Fund will be issued in accordance with the Company’s Agreement and Declaration of Trust, By-laws and resolutions of the Company’s Board of Trustees relating to the creation, authorization and issuance of shares and to the Reorganization; (ii) the Shares will be issued against payment therefor as described in the Registration Statement, and that such payment will have been at least equal to the net asset value of the Acquiring Fund’s shares; (iii) all documents submitted to us as originals are authentic, the signature(s) thereon are genuine and the persons signing the same were of legal capacity; (iv) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (v) all certificates of public officials upon which we

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have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Acquiring Fund, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

     On the basis of and subject to the foregoing, we are of the opinion that upon (i) the execution of the Agreement and Plan of Reorganization with respect to the Reorganization (the “Reorganization Agreement”) by duly authorized officers of the Company; and (ii) the prior satisfaction of the conditions contained in the Reorganization Agreement, the Shares, when issued pursuant to the Reorganization Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Company, along with any amendments thereto, covering the registration of the shares of the Series under the Securities Act and the applications, registration statements or notice filings, and amendments thereto, filed in accordance with the securities laws of the several states in which shares of the Series are offered, and we further consent to reference in the registration statement of the Company to the fact that this opinion concerning the legality of the issue has been rendered by us. This does not constitute a consent under Section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours, Stradley Ronon Stevens & Young, LLP By:/s/ Michael P. O’Hare Michael P. O’Hare, a Partner